SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 14, 2011

Date of Report (date of earliest event reported)

EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

138 Bartlett Street

Marlboro, Massachusetts 01752

(Address of principal executive offices)

(508) 357-2221

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 15, 2011, Evergreen Solar, Inc. (the “Company”) received a notice from The Nasdaq Listing Qualifications Staff (the “Staff”) stating that the Staff has determined that the Company’s securities will be delisted from The Nasdaq Stock Market LLC (“Nasdaq”). The decision was reached by the Staff under Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1 following the Company’s announcement on August 15, 2011 that it filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware seeking relief under the provisions of Chapter 11 of the Bankruptcy Code (Case No. 11-12590). As previously announced, on July 5, 2011, the Company received a deficiency letter from Nasdaq stating that, based on the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). On the same date, the Company received a second deficiency letter from Nasdaq stating that the Company is no longer in compliance with Nasdaq’s minimum market value requirement for continued listing on the Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(b), which requires the Company to have a minimum market value for its listed securities of $35 million for at least 30 consecutive business days.

The Company does not plan to appeal the Staff’s determination to delist the Company’s common stock. Accordingly, trading of the Company’s common stock will be suspended at the opening of business on August 24, 2011, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

After the Company’s common stock is delisted by Nasdaq, it may trade on the OTC Bulletin Board (“OTC BB”) or the Pink OTC Markets Inc. (the “Pink Sheets”), but only if at least one market maker decides to quote the Company’s common stock. There is no assurance that any market maker will decide to quote the Company’s common stock immediately following delisting by Nasdaq or at all, and thus there is no assurance that the Company’s common stock will be eligible to trade on the OTC BB or the Pink Sheets.

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Offers; Compensatory Arrangements of Certain Officers.

Effective August 14, 2011, Dr. Susan F. Tierney resigned as a director of the Company for personal reasons. There were no disagreements between Dr. Tierney and the Company regarding any matter relating to the Company’s operations, policies or practices.

The Board accepted Dr. Tierney’s resignation and reduced the size of the Board to five so that there is no vacant Board seat to fill.

In addition, on August 14, 2011, the Board of Directors of the Company approved a key employee incentive plan that is supported by the holders of Company’s 13% Convertible Senior Secured Notes. The key employee incentive plan will provide for an amount equal to 5% of gross cash sale proceeds from a third party (i.e. not pursuant to a “credit bid” by the holders of the 13% notes pursuant to Section 363(k) of the Bankruptcy Code or an acquisition vehicle in which management of the Company has an equity interest of more than 20% or management of the Company has committed to invest more than $1 million) for the Company’s wafer business, which is all of the Company’s assets necessary for the development and pursuit of the Company’s business plan based on String Ribbon™ wafers including the Company’s new industry standard sized wafer technology The minimum amount payable under the key employee incentive plan shall not be less than $1 million. Michael El-Hillow, the Company’s Chief Executive Officer, will be allocated 35% of the key employee incentive plan, Dr. Lawrence Fenton, the Company’s Chief Technology Officer, will be allocated 25% of the key employee incentive plan and Yeok Chan (Henry) Ng, the President of the Company’s Chinese operations, will be allocated 10% of the key employee incentive plan and the remaining portion of the key employee incentive plan will be allocated to four other senior executives of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Solar, Inc.

By:	/s/ Christian M. Ehrbar
Name:	Christian M. Ehrbar
Title:	Vice President, General Counsel and Corporate Secretary

Dated: August 16, 2011